EXHIBIT 8.2

           [Letterhead of Buchanan Ingersoll Professional Corporation]

                                                         ________________, 2002
                                                            DRAFT
Anthrogenesis Corp.
Hanover Technical Center
45 Horsehill Road
Cedar Knolls, New Jersey  07927

                  Re: Merger of Celgene Acquisition Corp., a wholly owned subsidiary of Celgene Corporation, with and into Anthrogenesis Corp.

Gentlemen:

                  You have requested our opinion as to the federal income tax consequences of the transaction contemplated by the Purchase Option Agreement and Plan of Merger dated as of April 26, 2002, and subsequently amended (the "Merger Agreement"), by and among Celgene Corporation, a Delaware corporation ("Celgene"), Celgene Acquisition Corp., a New Jersey corporation and wholly owned subsidiary of Celgene ("Merger Subsidiary"), and Anthrogenesis Corp., a New Jersey corporation ("Anthrogenesis") providing, in part and subject to certain conditions, for the merger of Merger Subsidiary with and into Anthrogenesis (the "Merger") pursuant to the New Jersey Business Corporation Act. Upon consummation of the Merger, Anthrogenesis will be the surviving corporation and a wholly owned subsidiary of Celgene. Terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

                  Upon consummation of the Merger, each issued and outstanding share (other than shares owned by Anthrogenesis as treasury stock, which will be cancelled, and the Dissenting Shares) of Anthrogenesis common stock (the "Anthrogenesis Common Stock"), shall be converted, subject to Section 3.2 of the Merger Agreement, into 0.4545 (the "Exchange Ratio") of a share of Celgene common stock, par value $.01 per share (the " Celgene Common Stock"); provided, that the Exchange Ratio may be adjusted as set forth in Section 3.1(a) of the Merger Agreement in the event certain benchmarks are achieved.

                  No fractional shares of Celgene Common Stock will be issued in the Merger. If any holder of shares of Anthrogenesis Common Stock would be entitled to receive a number of shares that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash in payment for any fractional shares based on the average of the per share closing prices for Celgene Common Stock on the Nasdaq National Market for five trading days immediately preceding the Effective Time, less the amount of any taxes which may be required to be withheld under any provision of federal, state, local or foreign tax law.

                  We have examined the Registration Statement on Form S-4, which is to be filed with the Securities and Exchange Commission in connection with the registration of 2,986,723 shares of Celgene Common Stock to be issued in the Merger (the "Registration Statement"), the Merger Agreement and other documents, legal opinions, corporate records, statutes, decisions, and questions of law as we have deemed necessary or appropriate to express an informed opinion on the matters hereinafter set forth.

                  For the purpose of rendering our opinion, we have assumed that all of the material facts are as described in the Registration Statement, that all of the conditions precedent to the Merger set forth in the Merger Agreement will be met, that the Merger will receive any required regulatory approvals, that the Merger will be approved by the holders of Anthrogenesis Common Stock and will become effective under state and federal law in accordance with the Merger Agreement, and that the Merger will constitute a merger under the New Jersey Business Corporation Act.

         In giving this opinion, we are relying on the truth of the covenants, representations and warranties of each of the parties to the Merger Agreement as set forth in the Merger Agreement and on the truth and accuracy of the Tax Free Reorganization Letters that Anthrogenesis and Celgene have given to us in connection with this opinion.

         Our opinion is conditioned upon the satisfaction of the following conditions as of the Effective Time of the Merger:

            i) The continued accuracy as of the Effective Time of the representations and warranties of the parties to the Merger Agreement set forth in the Merger Agreement; and

            ii) The continued accuracy as of the Effective Time of the facts and representations of the parties to the Merger Agreement, the Tax Free Reorganization Letters, and other representations that we have received.

         Based solely on the facts, assumptions and representations as so stated, satisfaction of the conditions above, and under the present provisions of the Code as they have been or appear likely to be interpreted by the courts or the Internal Revenue Service, we are of the opinion, for federal income tax purposes, that the Merger will constitute a reorganization within the meaning of Sections 368(a) of the Code and each of Celgene, Merger Subsidiary and Anthrogenesis will be a "party to a reorganization" within the meaning of
Section 368(b) of the Code.

                  We have rendered the foregoing opinion as of the date hereof, and we do not undertake to supplement our opinion with respect to factual matters or changes in the law which may hereinafter occur.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-4 filed by Celgene with the Securities and Exchange Commission relating to the registration of 2,986,723 shares of Celgene Common Stock and to the reference to us in the Prospectus constituting part of the Registration Statement under the heading "The Merger - Material U.S. Federal Income Tax Consequences." By giving this consent, we are not admitting that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                              Buchanan Ingersoll
                                              Professional Corporation




                                              By: /s/ James W. Forsyth
                                                  -------------------------
                                                  James W. Forsyth